Exhibit 1.7

TECO ENERGY, INC.

15,500,000 Shares of Common Stock

UNDERWRITING AGREEMENT

July 1, 2014

Morgan Stanley & Co. LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

TECO Energy, Inc., a Florida corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Underwriters named in Schedule A hereto (the “Underwriters”), for whom Morgan Stanley & Co. LLC is acting as representative (the “Representative”), an aggregate of 15,500,000 shares of common stock, par value $1.00 of the Company (the “Firm Shares”).

The Company also proposes to issue and sell to the Underwriters not more than an additional 2,325,000 shares of its common stock, par value $1.00 (the “Additional Shares”) if and to the extent that you, as Representative of the offering, shall have determined to exercise, on behalf of the Underwriters, the right to purchase such shares of common stock granted to the Underwriters in Section 2 hereof. The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.” The shares of common stock, par value $1.00, of the Company to be outstanding after giving effect to the sales contemplated hereby are hereinafter referred to as the “Common Stock.”

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) on Form S-3 (File No. 333-179719-01) to be used in connection with the public offering and sale of the Shares. Such registration statement, including the information deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the 1933 Act has been filed with the Commission not earlier than three years prior to the date hereof, meets the requirements set forth in Rule 415(a)(1)(x) under the 1933 Act and complies in all other respects with said Rule, and as amended at the date it became effective, including the exhibits thereto, is hereinafter called the “Registration Statement”. The base prospectus filed as part of the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this

Agreement is hereinafter called the “Basic Prospectus”; any preliminary prospectus, including any preliminary prospectus supplement used in connection with the offer and sale of the Shares, filed with the Commission pursuant to Rule 424(b) is hereinafter called the “Preliminary Prospectus”; the form of the final prospectus relating to the Shares filed with the Commission pursuant to Section 3(a) of this Agreement is hereinafter called the “Prospectus”. Any reference herein to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), on or before the date of this Agreement, or the issue date of the Basic Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the 1934 Act after the date of this Agreement, or the issue date of the Basic Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference. If the Company has filed an abbreviated registration statement to register additional shares of Common Stock pursuant to Rule 462(b) under the 1933 Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the 1933 Act, “Time of Sale Prospectus” means the Preliminary Prospectus together with the documents and pricing information set forth in Schedule B hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the 1933 Act that has been made available without restriction to any person. As used herein, the term “Time of Sale Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof.

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Shares, as follows:

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, the Time of Sale referred to in Section 1(a)(i), as of the Closing Time (as hereinafter defined) and as of each Option Closing Time (as hereinafter defined), and agrees with each Underwriter, as follows:

(i) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the 1933 Act. At or prior to 5:30 p.m., on July 1, 2014 (such time and date, the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): a Preliminary Prospectus

dated June 30, 2014, which shall include the Basic Prospectus and each free writing prospectus. No stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment thereto, or any notice objecting to its use under Rule 401(g)(2), is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.

(ii) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use in any Preliminary Prospectus.

(iii) Time of Sale Information. The Time of Sale Information, at the Time of Sale did not, and at the Closing Time (as hereinafter defined) will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use in such Time of Sale Information. No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom.

(iv) Issuer Free Writing Prospectus. Other than the Preliminary Prospectus and the Prospectus, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the 1933 Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”), other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the 1933 Act or Rule 134 under the 1933 Act or (ii) other written communications approved in writing in advance by the Representative. Each such Issuer Free Writing Prospectus complied in all material respects with the 1933 Act, has been filed in accordance with the 1933 Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying an Issuer Free Writing Prospectus, or delivered prior to delivery of such Issuer Free Writing Prospectus, did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representative expressly for use in any Issuer Free Writing Prospectus.

(v) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the 1933 Act or the 1934 Act Regulations, as applicable, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information as contemplated by Section 3(e), when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the 1933 Act or the 1934 Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement.

(vi) Registration Statement and Prospectus. As of the effective date of the Registration Statement and, in the case of the Prospectus, as of its date, when, prior to the Closing Time, any amendment to the Registration Statement becomes effective (including the filing of any document incorporated by reference in the Registration Statement), when any amendment or supplement to the Prospectus is filed with the Commission and at the Closing Time, (i) the Registration Statement, as then amended as of any such time, the Prospectus, as then amended or supplemented as of any such time, will comply in all material respects with the applicable requirements of the 1933 Act, and the 1934 Act, and (ii) neither each part of the Registration Statement, as then amended as of such time, nor the Prospectus, as then amended or supplemented as of such time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus or any amendment thereof or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representative specifically for use in the Registration Statement and the Prospectus.

(vii) Status of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida, and has the power and authority to enter into and perform its obligations under this Agreement and to own its property and conduct its business as described in the Registration Statement, Time of Sale Information and the Prospectus.

(viii) Status of the Company’s Subsidiaries. Each “significant subsidiary” (as such term is defined in Rule 1-02(w) of Regulation S-X) of the Company (each, a “Significant Subsidiary”) (each Significant Subsidiary is listed on Schedule C hereto) has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, and has the power and authority to own its property and conduct its business as described in the Registration Statement, Time of Sale Information and the Prospectus; each other subsidiary of the Company has been duly incorporated or formed, as the case may be, and is an existing corporation or other entity, as the case may be, in good standing under the laws of the jurisdiction of its organization, with the power and authority to own its property and conduct its business as described in the Registration Statement, Time of Sale Information and the Prospectus, except where the failure of the foregoing to be correct would not have a Material Adverse Effect (as hereinafter defined); and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect (as hereinafter defined); all of the issued and outstanding capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other equity interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, except for such liens, encumbrances and defects as would not have a Material Adverse Effect (as hereinafter defined).

(ix) Authorization of Capital Stock. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Information and the Prospectus. The shares of Common Stock outstanding prior to the issuance of the Shares to be sold by the Company have been duly authorized and are validly issued, fully paid and non-assessable. The Shares to be sold by the Company have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(x) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xi) No Conflicts. The execution, delivery and performance of this Agreement, and the issuance and sale of the Shares, will not result in a breach or violation by the Company of any of the terms and provisions of, or constitute a default by the Company or any of its Significant Subsidiaries under, (A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any of its Significant Subsidiaries or their property, (B) any agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the properties of the Company, any of its Significant Subsidiaries is subject, except where such breaches, defaults or violations would not have a material adverse effect on the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”); or (C) the charter or by-laws of the Company; and the Company has full power and authority to authorize, issue and sell the Shares as contemplated by this Agreement.

(xii) Absence of Proceedings. Except as disclosed in the Registration Statement, Time of Sale Information and the Prospectus, there are no pending actions, suits or proceedings against or affecting the Company or any of its property that would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Shares; and no such actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated.

(xiii) No Material Adverse Change in Business. Except as disclosed in the Registration Statement, Time of Sale Information or the Prospectus, since the date of the latest audited financial statements included in the Prospectus or the Time of Sale Information there has been no material adverse change in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole.

(xiv) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency (including, without limitation, the Florida Public Service Commission) is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or made or as may be required under the 1933 Act or the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) or state securities laws.

(xv) Qualification. The Company is duly qualified as a foreign corporation in all jurisdictions where it owns or leases substantial real properties or in which the conduct of its business requires qualification as a foreign corporation and in which the failure to so qualify would have a Material Adverse Effect.

(xvi) Financial Statements. The financial statements of the Company, together with related notes or schedules, incorporated in the Registration Statement, the Time of Sale Information and the Prospectus directly or by reference present fairly, in accordance with generally accepted accounting principles consistently applied (except as stated therein and except the notes to the interim financial statements), the financial position and the results of operations of the Company and its predecessors at the dates and for the respective periods to which they apply. The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(xvii) Auditors. PricewaterhouseCoopers LLP, who have certified financial statements of the Company, are independent registered certified public accountants with respect to the Company within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the 1933 Act and the 1933 Act Regulations.

(xviii) Investment Company Act. The Company is not, and, upon the issuance and sale of the Shares as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus, will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xix) Internal Accounting Controls. The Company and its subsidiaries, considered as one enterprise, maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of their financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for their assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is in compliance with the Commission’s published rules, regulations and guidelines applicable thereto.

(xx) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the 1934 Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and each subsidiary is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any subsidiary, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and, since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxi) Sarbanes-Oxley Compliance. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxii) Status under the 1933 Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the 1933 Act, in each case at the times specified in the 1933 Act in connection with the offering of the Shares, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer. The Company has paid the registration fee for this offering pursuant to Rule 456(b)(1) under the 1933 Act or will pay such fees within the time period required by such rule (without giving effect to the proviso therein) and in any event prior to the Closing Time.

(xxiii) Cuba. The Company has complied with all provisions of Section 517.075 of the Florida Statutes relating to doing business with the Government of Cuba or with any person or affiliate located in Cuba.

(xxiv) Environmental Laws. Except as described in the Registration Statement, Time of Sale Information and the Prospectus and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) the Company and its subsidiaries are not in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws, and is in compliance with their requirements, (C) there are no pending or, to the best knowledge of the Company after reasonable investigation, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company and its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxv) No Conflict with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the rules and regulations promulgated thereunder, (ii) the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder and (iii) any related or similar rules, regulations or guidelines issued, administered or enforced by any court, arbitrator, regulatory body, administrative agency, governmental body or other authority or agency (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any court, arbitrator, regulatory body, administrative agency, governmental body or other authority or agency involving the Company and its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(xxvi) No Unlawful Contributions or Other Payments. Neither the Company nor any of its subsidiaries, nor any controlled affiliate of the Company or any of its subsidiaries, nor to the Company’s knowledge any director, officer, agent or employee of the Company or any of its subsidiaries, have taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to pay or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The

Company, its subsidiaries and its controlled affiliates have conducted their business in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(xxvii) No Conflict with OFAC Laws. Neither the Company, nor any of its subsidiaries nor any controlled affiliate of the Company or any of its subsidiaries, nor to the Company’s knowledge any director, officer, agent or employee of the Company or any of its subsidiaries, is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”). The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to (i) fund or facilitate any activities or business of or with any person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) use in any other manner that will result in a violation of Sanctions by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise). For the past 5 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person, or in any country or territory, that, at the time of the dealing or transaction is or was the subject of Sanctions.

(xxviii) Officer’s Certificates. Any certificate signed by any officer of the Company delivered to the Representative or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters, Closing.

(a) Agreements to Sell and Purchase. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter and each Underwriter, severally and not jointly, agrees to purchase from the Company at $17.48912 a share (the “Purchase Price”) the number of Firm Shares set forth in Schedule A opposite the name of such Underwriter, plus any additional amount of Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 2,325,000 Additional Shares at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. The Representative may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares nor later than ten business days after the date of such notice. At each Option Closing Time (as defined below), if any, each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Time as the number of Firm Shares set forth in Schedule A hereto opposite the name of such Underwriter bears to the total number of Firm Shares.

The Company hereby agrees that, without the prior written consent of the Representative on behalf of the Underwriters, it will not, during the period ending 45 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the 1934 Act) or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

The restrictions contained in the preceding paragraph shall not apply to (a) the Shares to be sold hereunder, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing or (c) the issuance by the Company of shares of Common Stock pursuant to any direct stock purchase and dividend reinvestment plan, or the filing of a registration statement with the Commission in connection with a newly established direct stock purchase and dividend reinvestment plan. Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The Company shall provide the Representative and each individual subject to the Restricted Period pursuant to the lock-up letters described in Section 6(h) with prior notice of any such announcement that gives rise to an extension of the initial Restricted Period.

(b) Payment. Payment for the Firm Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Closing Time.”)

Payment for any Additional Shares shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Shares for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2(a) or at such other time on the same or on such other date as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the “Option Closing Time.”

The Firm Shares and Additional Shares shall be registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Time or the applicable Option Closing Time, as the case may be. The Firm Shares and Additional Shares shall be delivered to you on the Closing Time or an Option Closing Time, as the case may be, for the respective accounts of the several Underwriters. The Purchase Price payable by the Underwriters shall be reduced by (i) any transfer taxes paid by, or on behalf of, the Underwriters in connection with the transfer of the Shares to the Underwriters duly paid and (ii) any withholding required by law.

(c) Acknowledgment. The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of the Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representative nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. Subject to Section 3(b), it will prepare the Prospectus in a form approved by the Representative and file such Prospectus (pursuant to Rule 424(b) within the time prescribed under Rule 424(b) and Rule 430A, 430B or 430C, as the case may be). The Company will notify the Representative immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any such purposes. It will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. It will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the withdrawal thereof at the earliest possible moment.

(b) Amendments. It will give the Representative notice of its intention to file or prepare any amendment to the Registration Statement or any amendment, supplement or revision to the Prospectus or any Issuer Free Writing Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise; it will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall reasonably object; provided, however, that the foregoing shall not apply to any of the Company’s filings with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act if filed after the completion of the distribution of the Shares.

(c) Delivery of Registration Statements. It has furnished or will deliver to each of the Representative and counsel for the Underwriters, without charge, one conformed copy of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and one conformed copy of all consents and certificates of experts, and will also deliver to the Representative, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses and Issuer Free Writing Prospectus. It has delivered to each Underwriter, without charge, as many copies of each Preliminary Prospectus and any Issuer Free Writing Prospectus relating to the Shares as such Underwriter reasonably requested, and it hereby consents to the use of such copies for purposes permitted by the 1933 Act. It will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act (including in circumstances where such requirements may be satisfied pursuant to Rule 172), such number of copies of the Prospectus (as amended or supplemented) and any Issuer Free Writing Prospectus as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto, and any Issuer Free Writing Prospectus furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. It will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act Regulations so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Shares, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus so that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, it will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and it will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f) Blue Sky Qualifications. It will use its best efforts, in cooperation with the Underwriters, to qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Shares; provided, however, that it shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Shares have been so qualified, it will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect so long as required to complete the distribution of the Shares.

(g) Rule 158. It will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. It will cause the net proceeds received by it from the sale of the Shares to be used in the manner specified in the Time of Sale Information and the Prospectus under “Use of Proceeds”.

(i) Restriction on Sale of Shares. During the period of thirty (30) days following the Closing Time, it will not, without the prior written consent of the Representative on behalf of the Underwriters, sell or contract to sell or announce the offering of, any securities of the Company with characteristics and terms similar to those of the Shares; provided, however, that the foregoing shall not apply with respect to any direct stock purchase and dividend reinvestment plan of the Company.

(j) Reporting Requirements. During the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, the Company will file or cause to be filed all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the 1933 Act.

SECTION 4. Additional Agreements.

(a) The Company represents and agrees that, without the consent of the Representative, it has not made and it will not make any offer relating to the Shares that would constitute a free writing prospectus as defined in the preamble.

(b) Each Underwriter hereby represents and agrees that it has not and will not make any offer relating to the Shares that would constitute a free writing prospectus that is required to be filed with the Commission pursuant to Rule 433 under the 1939 Act.

SECTION 5. Payment of Expenses.

(a) Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the printing and reproduction of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares, (iii) the preparation, issuance and delivery of the Shares to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Shares under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith (which fees and disbursements of counsel for the Underwriters shall not exceed $5,000), (vi) the printing and delivery to the Underwriters of copies of each Basic Prospectus, Preliminary Prospectus, Issuer Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto, and (vii) the fees and expenses incident to the performance of the Company’s other obligations hereunder.

(b) Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 6(k), Section 10(a)(i) or Section 10(a)(iii), to the extent terminated due to suspension of trading in any securities of the Company, hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 6. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1(a) hereof, at and as of the Time of Delivery, the Closing Time, and the Option Closing Time to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) within the applicable time period prescribed for such filing by the 1933 Act Regulations and in accordance with Section 3(a) hereof; each Issuer Free Writing Prospectus shall have been timely filed with the Commission pursuant to Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any amendment thereto pursuant to Rule 401(g)(2) or pursuant to Section 8A under the 1933 Act, or any notice objecting to its use, shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission.

(b) Opinions of Counsel for the Company. At the Closing Time and each Option Closing Time, the Representative shall have received the favorable opinion, dated as of such date, of (i) Edwards Wildman Palmer LLP, outside counsel for the Company, to the effect set forth in Exhibit A-1 hereto and (ii) David E. Schwartz, Esq., Associate General Counsel of the Company, to the effect set forth in Exhibit A-2 hereto, each in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters and addressed to the Underwriters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the laws of the State of Florida and New York and the federal laws of the United States, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials. In rendering its opinion, Edwards Wildman Palmer LLP may rely as to matters of Florida law upon the opinion of David E. Schwartz, Esq.

(c) Opinion of Counsel for Underwriters. At the Closing Time and each Option Closing Time, the Representative shall have received the favorable opinion, dated as of such date, of Ropes & Gray LLP, the counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters and addressed to the Underwriters with respect to such matters as the Representative may reasonably request. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the federal law of the United States and the laws of the State of New York, upon the opinions of counsel satisfactory to the Representative. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company, certificates of representatives of the applicable trustees and certificates of public officials.

(d) Officers’ Certificate. At the Closing Time and each Option Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Time of Sale Information, any material adverse change in the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer or a Treasurer of the Company, dated as of such date, to the effect that no stop order suspending the effectiveness of the Registration Statement, or any notice objecting to its use, has been issued and no proceedings for that purpose have been instituted or are pending or are, to the knowledge of such officers, contemplated by the Commission, and, to their knowledge after reasonable investigation, that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a)

hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time.

(e) CFO Certificate. At the Closing Time and each Option Closing Time, the Representative shall have received a written certificate executed by the Chief Financial Officer of the Company in a form and substance satisfactory to you.

(f) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from the Company’s independent registered certified public accountants a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters and addressed to the Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus.

(g) Bring-Down Comfort Letter. At the Closing Time and each Option Closing Time, the Representative shall have received from the Company’s independent registered certified public accountants a letter, dated as of such date, together with signed or reproduced copies of such letter for each of the other Underwriters and addressed to the Underwriters, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(h) Lock-ups. The “lock-up” agreements, each substantially in the form of Exhibit B hereto, between you and certain shareholders, officers and directors of the Company relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on or prior to the Closing Time.

(i) Maintenance of Rating. There shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the 1934 Act.

(j) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions contained herein; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Representative and counsel for the Underwriters.

(k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 5 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 7. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its directors, officers, employees, agents, affiliates within the meaning of Rule 405 under the 1933 Act, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any Basic Prospectus, Preliminary Prospectus, Issuer Free Writing Prospectus (including any road show or investor presentations made to investors), the Time of Sale Information or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use in the Registration Statement (or any amendment thereto), the Basic Prospectus, any Preliminary Prospectus, the Time of Sale Information or the Prospectus (or any amendment or supplement thereto). This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Indemnification of the Company, Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), the Basic Prospectus, any Preliminary Prospectus, the Time of Sale Information or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Underwriter through the Representative specifically for use in the Registration Statement (or any amendment thereto), the Basic Prospectus, any Preliminary Prospectus, the Time of Sale Information or the Prospectus (or any amendment or supplement thereto).

(c) Actions against Parties, Notification. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 7. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants (including impleaded parties) in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded after consultation with counsel that there may be legal defenses available to it or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than the reasonable costs of investigation) unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) representing the indemnified parties), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. Subject to Section 7(d), no indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Shares as set forth on such cover.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by an Underwriter in writing through the Representative and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8.

The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Shares set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9. Survival.

The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares to the Underwriters and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any of their respective affiliates, officers, directors, employees, representatives, agents or controlling persons.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change (or event involving a prospective change) in the condition, financial or otherwise, or in the results of operations, or business affairs of the Company, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to offer, sell and deliver the Shares, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange the effect of which is such as to make it, in the reasonable judgment of the Representative, impracticable or inadvisable to offer, sell and deliver the Shares, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market has been suspended or materially limited (other than to provide for an orderly market), or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 5 hereof, and provided, further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Shares which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such principal amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(a) if the aggregate principal amount of the Defaulted Securities does not exceed 10% of the aggregate principal amount of the Shares to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the aggregate principal amount of the Defaulted Securities exceeds 10% of the aggregate principal amount of the Shares to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement either (i) the Representative or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the Time of Sale Information or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 11.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036, Attention: Equity Syndication Desk, cc: Legal Department; notices to the Company shall be directed to it at 702 North Franklin Street, Tampa, Florida 33602, Facsimile: (813) 228-1328, Attention: Corporate Secretary.

SECTION 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons and officers, directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. Underwriters’ Information. The parties hereto acknowledge and agree that the only information provided by any Underwriter to the Company through the Representative specifically for use in the Registration Statement, the Time of Sale Information or Prospectus shall be the statements contained in the (i) last sentence of text on the cover page of the Prospectus concerning the expected date of the delivery of the Shares, (ii) the names set forth in the table of Underwriters after the first paragraph of text under the heading “Underwriting” in the Prospectus and (iii) the third and eleventh and eighth paragraphs.

SECTION 15. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 16. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Underwriters.

Very truly yours,

TECO ENERGY, INC.

By:	/s/ Sandra W. Callahan
	Name:	Sandra W. Callahan
	Title:	Senior Vice President – Finance and Accounting, and Chief Financial Officer

[Signature Page to TECO Energy, Inc. Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

Morgan Stanley & Co. LLC

Acting severally on behalf of themselves and the several Underwriters named in Schedule A to the foregoing Agreement

By:	Morgan Stanley & Co. LLC

By:	/s/ Robert Gauss
	Name:	Robert Gauss
	Title:	Vice President

[Signature Page to TECO Energy, Inc. Underwriting Agreement]

SCHEDULE A

Underwriter	Number of Firm Shares To Be Purchased

Morgan Stanley & Co. LLC	5,812,500
Citigroup Global Markets Inc.	2,015,000
J.P. Morgan Securities LLC	2,015,000
BNY Mellon Capital Markets, LLC	1,007,500
Mitsubishi UFJ Securities (USA), Inc	1,007,500
SunTrust Robinson Humphrey, Inc	1,007,500
Wells Fargo Securities, LLC	1,007,500
Fifth Third Securities, Inc.	542,500
Scotia Capital (USA) Inc.	542,500
The Williams Capital Group, L.P.	542,500

Total:	15,500,000

SCHEDULE B

Time of Sale Prospectus

1.	Preliminary Prospectus issued June 30, 2014

2.	The information set forth on the pricing term sheet attached hereto as Exhibit C

SCHEDULE C

Significant Subsidiaries

Tampa Electric Company

TECO Coal Corporation

TECO Diversified, Inc.

TECO Finance, Inc.

EXHIBIT B

FORM OF LOCK-UP

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with TECO Energy, Inc., a Florida corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of [                ] shares (the “Shares”) of the Common Stock, $1.00 par value of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 45 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to: (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions; (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift; (c) the exercise of options granted under any equity incentive plan of the Company, provided that the shares of Common Stock delivered upon such exercise are subject to the restrictions set forth in the forgoing sentence; (d) transfers or dispositions in connection with the exchange or surrender of shares of Common Stock by the undersigned to the Company in satisfaction or payment of the exercise price in respect of options granted under any equity incentive plan of the Company, or to satisfy any tax withholding and remittance obligations of the undersigned in respect of such option exercise; (e) distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned; or (f) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; provided that in the case of any transfer or distribution pursuant to clause (b) or (e), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period; provided, further, that in the case of any transfer or disposition pursuant to clause (d), no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period.

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If:

(1) during the last 17 days of the Restricted Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period;

the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the initial Restricted Period and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.

The undersigned shall not engage in any transaction that may be restricted by this agreement during the 34-day period beginning on the last day of the initial Restricted Period unless the undersigned requests and receives prior written confirmation from the Company or Morgan Stanley that the restrictions imposed by this agreement have expired.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

EXHIBIT C

Pricing Term Sheet

TECO Energy Inc.

15,500,000 Shares of Common Stock

Issuer Name:	TECO Energy Inc.
Ticker:	TE/NYSE
Size:	$280,550,000
Total Shares Offered:	15,500,000
Greenshoe:	2,325,000
Offer Price to Public:	$18.10
Gross Spread:	$0.61088
Trade Date:	July 1, 2014
Settle Date:	July 8, 2014
CUSIP:	872375100